CENTENNIAL MONEY MARKET TRUST
                   AMENDMENT TO RESTATED DECLARATION OF TRUST
                                  May 15, 1999

      This Amendment to the Restated Declaration of Trust of Centennial Money Market Trust dated February 26, 1986 (the "Amendment") is made this 15th day of May, 1999.

      WHEREAS, the Trustees have determined to classify unissued Shares of Centennial Money Market Trust (the "Trust") into an additional class of shares, known as Class Y shares, and have taken said action pursuant to the authority granted to the Trustees under Article FOURTH of the Restated Declaration of Trust.

      NOW THEREFORE, the Trustees hereby classify Class Y shares as hereinafter set forth in this Amendment.

      FIRST: The Trustees hereby designate a new class of shares of the Trust which shall be known as "Class Y" Shares, and the Shares of the Trust authorized and outstanding on the date of this Amendment shall be known as the "Retail Class" or such other name as the Trustees may determine from time to time. An unlimited number of each Class of Shares is hereby authorized.

      SECOND: Article SECOND of the Restated Declaration of Trust is hereby amended by deleting in its entirety the definition of "Shares" set forth in the Restated Declaration of Trust and by adopting the following definitions:

      (i) "Class" means a class of Shares (as defined below) of the Trust established and designated under or in accordance with the provisions of Article FOURTH.

      (ii) "Shares" shall mean and refer to the transferable units of interest into which the beneficial interests in the Trust or any Class of the Trust (as the context may require) shall be divided from time to time and include fractions of Shares as well as whole Shares.

      THIRD: The Trustees hereby set forth the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of, and rights to require redemption of Class Y Shares of the Trust (hereinafter the "Class Y Shares") together with those set forth in other provisions of the Restated Declaration of Trust relating to Shares of the Trust.

      (i) As more fully set forth hereinafter, the liabilities, expenses, costs, charges and reserves of the Class Y shares shall be determined separately from those of the Retail Class and from those of any other Class of Shares of the Trust and said liabilities, expenses, costs, charges and reserves shall be charged and allocated to Class Y shares and, accordingly, the net asset value, the dividends and distributions payable to the Shareholders, and the amounts distributable in the event of liquidation of the Trust to Shareholders of Shares of the Trust may vary from Class to Class. Liabilities, expenses, costs, charges and reserves which are not determined to be charged and allocated to Class Y shares shall be charged and allocated to the Trust. The determinations of liabilities, expenses, costs, charges and reserves to be charged and allocated to each Class of Shares and to the Trust shall be made by the Trustees as set forth in subpart (iii) of this Article THIRD. The other provisions of the Restated Declaration of Trust shall be construed in such manner as to reflect the provisions of the immediately preceding sentences and of this Amendment generally. Except for these differences and certain other differences hereinafter set forth, Class Y Shares shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of, and rights to require redemption as the Retail Class, and any other Class of the Trust's Shares that represent an interest in the same portfolio of investments as Class Y Shares.

      (ii) Class Y Shares shall represent interests in the same portfolio of investments as the Retail Class.

      (iii) The dividends and distributions of investment income, capital gains and capital surplus to the Shareholders of Class Y Shares shall be in such amounts as may be declared from time to time by the Trustees, and such dividends and distributions may vary from the dividends and distributions of investment income, capital gains and capital surplus to holders of the Retail Class, and any other Class of Shares of the Trust to reflect differing allocations of the liabilities, expenses, costs, charges and reserves of the Trust among the Classes of Shares and any resultant differences among the net asset values per share of the Classes of Shares, to such extent and for such purposes as the Trustees may deem appropriate. The allocation of investment income, capital gains and capital surplus, expenses, liabilities, costs, charges and reserves of the Trust among the Retail Shares, Class Y Shares and any other Class of the Trust's Shares that represent an interest in the same portfolio of investments as the Class Y Shares shall be determined by the Trustees in a manner that is consistent with The Investment Company Act of 1940 (the "Act") and Rule 18f-3 under the Act adopted by the Securities and Exchange Commission and any existing or future amendment to such Rule or interpretation under the Act or its successor that modifies or supersedes such Rule which shall be binding upon the Trust.

      (iv) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of Class Y Shares shall have exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Class Y Shares and shall not have any voting rights with respect to any matter submitted to a vote of shareholders that does not affect the holders of Class Y Shares.

     FOURTH: The Class Y Shares have been duly classified by the Trustees pursuantto the authority and power contained in the Restated Declaration of Trust.

     FIFTH: This Amendment has been duly authorized and approved by the Trustees.

     IN WITNESS WHEREOF, the Trustees have executed this Amendment on this 15th day of May, 1999.

/s/ Robert G. Avis                        /s/ Raymond J. Kalinowski
-----------------------------             --------------------------------
Robert G. Avis                            Raymond J. Kalinowski
1706 Warson Estates Drive                 44 Portland Drive
St. Louis, MO 63124                       St. Louis, Missouri 63131

/s/ William A. Baker                      /s/ Bridget A. Macaskill
------------------------------            ---------------------------------
William A. Baker                          Bridget A. Macaskill
197 Desert Lakes Drive                    160 East 81st Street
Palm Springs, CA 92264                    New York, NY 10028

/s/ George C. Bowen                       /s/ C. Howard Kast
-----------------------------             ---------------------------------
George C. Bowen                           C. Howard Kast
9224 Bauer Ct.                            2552 East Alameda, #30
Lone Tree, CO 80112                       Denver, Colorado 80209

/s/ Charles Conrad, Jr.                   /s/ Robert M. Kirchner
-----------------------------             ---------------------------------
Charles Conrad, Jr.                       Robert M. Kirchner
6301 Princeville Circle                   2800 S. University Boulevard #131
Huntington Beach, CA 92648                Denver, Colorado 80210

/s/ Jon S. Fossel                         /s/ Ned M. Steel
----------------------------              -----------------------------------
Jon S. Fossel                             Ned M. Steel
187 Mead Street - Box 44                  3416 South Race Street
Waccabuc, NY 10597                        Englewood, Colorado 80110

/s/ Sam Freedman                          /s/ James C. Swain
----------------------------              -----------------------------------
Sam Freedman                              James C. Swain
4975 Lakeshore Drive                      355 Adams Street
Littleton, CO 80123                       Denver, CO 80206